As filed with the Securities and Exchange Commission on July 3, 1997
                                                    Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  ANICOM, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                                         36-3885212
(State or other jurisdiction of                        (I.R.S. Employer
 incorporation or organization)                       Identification No.)

   6133 River Road, Suite 1000, Rosemont, Illinois 60018-5171, (847) 518-8700
 (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                Scott C. Anixter
                      Chairman and Chief Executive Officer
                                  Anicom, Inc.
   6133 River Road, Suite 1000, Rosemont, Illinois 60018-5171, (847) 518-8700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With Copies to:
                              Jeffrey R. Patt, Esq.
                              Katten Muchin & Zavis
                             525 West Monroe Street
                             Chicago, Illinois 60661
                                 (312) 902-5200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_| _____

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|____

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|




                                                   CALCULATION OF REGISTRATION FEE

                                                                 Proposed Maximum         Proposed Maximum
       Title of Each Class of             Amount to be            Offering Price             Aggregate              Amount of
    Securities to be Registered            Registered              Per Share(1)          Offering Price(1)      Registration Fee

Common Stock, $.001 par value          5,041,967 shares(2)            $12.00                $60,503,604              $18,335

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended on the basis of the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on July 1, 1997.

(2) Includes (a) 3,130,425 shares of Common Stock which may be issued from time to time upon the conversion of the Company's Series A Convertible Preferred Stock, (b) up to 400,000 shares of Common Stock which may be issued and paid in lieu of cash, at the Company's option, from time to time as dividends on the Series A Convertible Preferred Stock and (c) 1,511,542 shares of Common Stock currently issued and outstanding.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                   Subject to completion, dated July 3, 1997
--------------------------------------------------------------------------------
                                   PROSPECTUS
--------------------------------------------------------------------------------



                                      LOGO
                                  Anicom, Inc.
              [GRAPHIC OMITTED]   Multimedia Wiring Systems







                        5,041,967 Shares of Common Stock

                           ---------------------------


This Prospectus relates to the offer and sale by certain persons listed herein under "Selling Stockholders" (collectively, the "Selling Stockholders") of a maximum of 5,041,967 shares (collectively, the "Shares") of common stock, $.001 par value ("Common Stock"), of Anicom, Inc. (the "Company") which includes: (i) up to 3,130,425 shares of Common Stock to be issued from time to time to certain of the Selling Stockholders upon conversion of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock"), (ii) up to 400,000 shares of Common Stock to be issued and paid in lieu of cash, from time to time and at the Company's option, as dividends on the Series A Preferred Stock and
(iii)1,511,542 shares of Common Stock currently issued and outstanding. The Series A Preferred Stock and the shares of Common Stock issuable upon conversion have been and will be issued in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). See "Recent Developments." The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

The Common Stock is traded on the Nasdaq National Market (the "NNM") under the symbol "ANIC." On July 1, 1997, the closing price of the Common Stock as reported on the NNM was $11.875 per share. The Selling Stockholders may, from time to time, sell the Shares on the NNM, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. See "Plan of Distribution."

SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


                           ---------------------------



  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMIS-
          SION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                           ---------------------------



                  The date of this Prospectus is July __, 1997

                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains an Internet Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. The Common Stock is traded on the NNM, and reports, proxy statements and other information concerning the Company can be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the
"Registration Statement") under the Securities Act, with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement which may be inspected and copied in the manner and at the sources described above. Any statements contained herein concerning the provisions of any document filed as an Exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete and, in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

1. The Company's Annual Report on Form 10-KSB, for the fiscal year ended December 31, 1996;

2.       The Company's Quarterly Report on Form 10-Q, March 31, 1997;

3. The Company's Current Reports on Form 8-K/A dated May 23, 1996 and November 5, 1996 and on Form 8-K, dated March 3, 1997, May 22, 1997, May 30, 1997, and June 5, 1997.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests for such copies should be directed to the Company's principal executive office: Anicom, Inc., 6133 River Road, Suite 1000, Rosemont, Illinois 60018-5171, Attention: Secretary (telephone: 847- 518-8700).

                                  RISK FACTORS

An investment in the Shares offered hereby entails a high degree of risk. In addition to other information contained in this Prospectus or incorporated by reference herein, potential purchasers should consider carefully the following factors in evaluating the Company, its business and the Shares offered hereby. Statements contained in this Prospectus that are not historical facts are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A number of important factors could cause the Company's actual results for 1997 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. These factors include, without limitation, those listed below.

Risks Associated with Integrated Growth Strategy

The Company's integrated growth strategy involves the identification and pursuit of acquisition opportunities and internal growth. As of June 30, 1997, the Company operated in over 40 locations. The success and the rate of the Company's expansion into new geographical markets will depend on a number of factors, including general economic and business conditions affecting the industries of the Company's customers in such markets, competition, the availability of sufficient capital, the availability of sufficient inventory to meet customer demand, the identification and acquisition or leasing of suitable sales offices and/or warehouse facilities on acceptable terms, and the ability to attract and retain qualified personnel and operate effectively in geographic areas in which the Company has no prior experience. As a result, there can be no assurance that the Company will be able to achieve its planned growth on a timely or profitable basis.

With respect to the Company's identification and pursuit of acquisition opportunities, viable acquisition candidates may not be available or available on terms acceptable to the Company. Additionally, if the Company continues to grow, it may be required to make further investments in personnel and information technology systems. Failure to successfully hire or retain such personnel or implement such systems could have a material adverse effect on the Company's results of operations and financial condition. There can be no assurance that the Company will be able to manage its expanding operations effectively or that it will be able to maintain or accelerate its recent growth or that the Company will be able to operate profitably.

Capital Needs for Expansion

If the Company continues to grow, it may require further capital through public or private equity offerings or financings. No assurance can be given that additional capital will be available to the Company or that, if available, it would be on terms acceptable to the Company. If additional funds are raised by issuing equity securities, further dilution to the Company's stockholders may result.

Shares Eligible for Future Sale

All of the Shares being registered in the Registration Statement, of which this Prospectus is a part, are being registered by the Selling Stockholders for resale. The increase in the number of outstanding shares of Common Stock that are available for sale without restriction due to the registration of the Shares and the perception that a substantial number of the Shares may be sold by Selling Stockholders, or the actual sale of a substantial number of the Shares by Selling Stockholders, could adversely affect the market price of the Common Stock.

Pursuant to its Amended and Restated Certificate of Incorporation, the Company has the authority to issue additional shares of Common Stock and shares of one or more series of preferred stock (the "Preferred Stock"). Such shares may be issued by the Company on the authority of the Board of Directors without stockholder action. The issuance of any such additional Common Stock or Preferred Stock could result in the dilution of the voting power and rights of the outstanding shares of Common Stock. The possible issuance of additional shares of Preferred Stock may be considered a deterrence to a change of control.

At present, 27,000 shares of Series A Preferred Stock have been authorized, all of which are issued and outstanding. The 27,000 shares of Series A Preferred Stock are convertible, without taking into account the dividends which may be paid thereon in Common Stock, into up to 3,130,425 shares of Common Stock, which shares are being registered hereby.


As of June 30, 1997, the Company had outstanding options to purchase 1,750,159 shares of Common Stock at a weighted average exercise price of approximately $7.21 per share (the majority of which have not yet vested) issued to employees, former employees, directors and consultants pursuant to the Company's stock incentive plans and Warrants to purchase 104,364 shares of the Company's Common Stock at a weighted average exercise price of $4.26 per share. The Company has a registration statement on Form S-8 in effect covering 1,300,000 of the shares issuable under the stock incentive plans.

The Company may issue additional capital stock or other forms of convertible or exchangeable securities to raise capital in the future. In order to attract and retain key personnel, the Company may also issue additional securities, including stock options, in connection with its employee benefit plans. During the terms of such options and warrants, the holders thereof are given the opportunity to benefit from a rise in the market price of the Common Stock. The exercise of such options and warrants may have an adverse effect on the market value of the Common Stock. Also, the existence of such options and warrants may adversely affect the terms on which the Company can obtain additional equity financing.

Competition

The market for the  distribution  of multimedia  wiring products is highly competitive and fragmented. To compete successfully, management believes that the Company will need to continue to offer a broad range of technologically advanced products, provide competitive pricing while maintaining its margins, provide prompt delivery of products, deliver responsive customer service, establish and maintain strong relationships with suppliers and customers, and attract and retain highly qualified personnel. The Company faces substantial competition from several national and regional distributors and from manufacturers who sell directly to end-users for certain large-scale projects. To maintain or increase market share in light of competitive pressures from current or future competitors, the Company may be required to lower its prices. Such measures could adversely affect the Company's financial condition and results of operations.

Inventory

The Company is dependent upon identifying the right product mix and maintaining sufficient inventory on hand to meet customer orders. There can be no assurance that the Company will be able to identify and offer products necessary to remain competitive or not suffer losses related to product obsolescence. Further, there is no assurance that the Company will achieve and maintain sufficient inventory levels to meet its customers' needs or that the Company will not have to take inventory write-offs in the future.

Dependence on Management and Key Personnel

The Company is highly dependent upon the services of certain members of senior management, including Alan B. Anixter, Scott C. Anixter and Carl E. Putnam. Loss of the services of any of these individuals could have a material adverse impact on the Company. The Company has entered into employment agreements with Scott C. Anixter, Donald C. Welchko, Carl E. Putnam and Robert L. Swanson. The Company maintains key man life insurance with respect to Carl E. Putnam. The Company's success is also dependent upon its ability to attract and retain highly qualified management, marketing and sales personnel.

Possible Volatility of Stock Price

The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, changes in earnings, estimates by analysts, general conditions in the industries in which the Company's customers compete and other events or factors. In addition, the stock market, from time to time, has experienced extreme price and volume fluctuations which particularly have affected the market price for companies which have completed recent initial public offerings, and which often have been unrelated to the operating performance of such companies. These broad fluctuations may adversely affect the market price of the Common Stock.

                               RECENT DEVELOPMENTS

Private Placement of Series A Preferred Stock

Pursuant to an agreement dated May 20, 1997, the Company issued and sold 27,000 shares of the Series A Preferred Stock for an aggregate purchase price of $27,000,000 in a private placement exempt from the registration requirements under the Securities Act. Generally, the shares of Series A Preferred Stock are convertible into Common Stock at a conversion price of $8.625 per share of Common Stock and accrue dividends at the rate of 5% per annum, which is payable in cash or Common Stock, at the Company's option. For a more detailed summary of the Series A Preferred Stock, see "Description of Capital Stock - Preferred Stock - Series A Preferred Stock."

Appointment of Two New Directors

On June 5, 1997, the Company's Board of Directors ("Board") appointed Peter Huizenga and Thomas Reiman to the Board. The Board currently consists of eleven directors, six of whom are not employed by the Company or any of its affiliates.

Peter Huizenga is the President of Huizenga Capital Management, a capital management company. Mr. Huizenga is a member of the Board of Directors of Chemical Waste Management and until May 1997 was a director of Waste Management, Inc. (NYSE: WMX), a company he co-founded in 1968. He is also Of Counsel for the law firm of Hlustik, Huizenga, Williams & Vander Woude Ltd. Mr. Huizenga was a director and officer of USCA Holdings, Inc. at the time an involuntary bankruptcy petition was filed against the company under Chapter 7 of the United States Bankruptcy Code in November 1995. Mr. Huizenga is the beneficial owner of Series A Preferred Stock convertible into 579,707 shares of Common Stock, all of which are being registered in the Registration Statement of which this Prospectus is a part. Upon joining the Board, Mr. Huizenga received options to purchase 10,000 shares of Common Stock at an exercise price of $9.875 per share. See "Selling Stockholders."

Thomas Reiman is the Senior Vice President of State and Governmental Affairs at Ameritech Corporation ("Ameritech"). He has served in various executive capacities for Ameritech since 1994. From 1992 to 1994, Mr. Reiman was the President of Indiana Bell. Mr. Reiman is the beneficial owner of 2,000 shares of Common Stock of the Company and upon joining the Board received options to purchase 10,000 shares of Common Stock at an exercise price of $9.875 per share.

Amendment to Certificate of Incorporation

Effective  June  10,  1997,  the  Company   amended  its  Amended  and  Restated
Certificate of Incorporation to increase the authorized number of shares of Common Stock to 60,000,000. See "Description of Capital Stock - Common Stock."

New Credit Facility

On or about July 3, 1997, the Company anticipates closing on a new $50 million unsecured revolving credit facility with a syndicate of lenders, including Harris Trust and Savings Bank, LaSalle National Bank and The First National Bank of Chicago. This new facility will replace the Company's previous $10 million unsecured credit facility.


                                USE OF PROCEEDS

The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS

The following table sets forth, as of June 30, 1997, certain information regarding the beneficial ownership of the outstanding shares of Common Stock by each Selling Stockholder both before the offering and as adjusted to reflect the sale of the Shares. Except where otherwise noted, each person named in the following table has, to the knowledge of the Company, sole voting and investment power with respect to the shares beneficially owned.

                                                    Beneficial Ownership                      Beneficial Ownership
                                                       Before Offering                          After Offering (3)
                                                  -------------------------    Number of     -----------------------
                                                   Number of                  Shares Being     Number of
                                                    Shares        Percent     Offered (2)       Shares      Percent
                                                  -----------     --------   ------------    -----------    --------

Cahill, Warnock Strategic Partners Fund, L.P......  878,840(1)(4)   5.6%       991,136           --             --
Strategic Associates, L.P.........................   48,695(1)(5)    *          54,917           --             --
Fleming US Discovery Fund III, L.P................  799,420(1)      5.1%       901,568           --             --
Fleming US Discovery Offshore Fund III, L.P.......  128,115(1)       *         144,486           --             --
Peter H. Huizenga(6)..............................  125,942(7)       *         130,756           10,000         *
Peter H. Huizenga Testamentary Trust..............  347,826(1)      2.2%       392,270           --             --
Heidi A. Huizenga.................................   57,971(1)(8)    *          65,378           --             --
Betsy Huizenga Trust..............................   14,492(1)       *          16,344           --             --
Greta Huizenga Trust..............................   14,492(1)       *          16,344           --             --
Peter Huizenga Jr. Trust..........................   14,492(1)       *          16,344           --             --
Timothy Dean Huizenga Trust.......................   14,492(1)       *          16,344           --             --
Summer Hill Partners, L.P.........................  228,866(9)(10)  1.4%       130,756          112,924         *
Summer Hill R.T. Enterprises Limited Partnership..  115,942(9)(11)   *         130,756           -- (15)        --
Garfam Investors, L.L.C...........................   23,188(1)       *          26,151           --             --
S. James Perlow...................................   48,724(12)      *          43,672           10,000         *
Earl Perlow.......................................   66,608(13)      *          43,542           28,000         *
Mark Perlow.......................................   46,608(13)      *          43,542            8,000         *
KA Trading, L.P...................................   95,652(1)       *         107,874           --             --
KA Management Limited.............................   49,275(1)       *          55,572           --             --
CEW Partners......................................   57,971(1)       *          65,378           --             --
Trust Investments, Inc............................   57,971(1)       *          65,378           --             --
The Lincoln Fund L.P..............................  116,782(14)      *          39,227           82,000         *
The Lincoln Fund Tax Advantage, L.P...............   11,594(1)       *          13,076           --             --
The Gordon Fund, L.P..............................   17,391(1)       *          19,614           --             --
The Northwestern Mutual Life Insurance Company....1,461,540         9.2%     1,461,540           --             --
Bruce C. Stanley..................................  202,362         1.3%        40,472          161,890         1%
Theodore A. Watson Jr.............................   23,824          *           4,765           19,059         *
Kenneth L. Masengill..............................   23,824          *           4,765           19,059         *

__________________
* Less than 1%

(1) Represents shares of Common Stock issuable from time to time upon conversion of the Series A Preferred Stock calculated using a conversion price of $8.625 per share based upon certain conversion provisions of the Series A Preferred Stock (which price could fluctuate from time to time on and after May 23, 1999 based on changes in the market price of the Common Stock). See "Description of Capital Stock - Preferred Stock - Series A Preferred Stock."

(2) Represents the maximum number of shares that may be sold pursuant to this Registration Statement, including a pro rata portion of 400,000 shares of Common Stock reserved for issuance for payment in lieu of cash, at the Company's option, of dividends on the Series A Preferred Stock. See "Description of Capital Stock - Preferred Stock - Series A Preferred Stock."

(3) Assumes the Selling Stockholders sell all of their Shares pursuant to this Prospectus. The Selling Stockholders may sell all or part of their Shares.

(4) Excludes 48,695 shares held by Strategic Associates, L.P., with respect to which Cahill, Warnock Strategic Partners Fund, L.P. shares voting and investment power.

(5) Excludes 878,840 shares held by Cahill Warnock Strategic Partners Fund, L.P., with respect to which Strategic Associates, L.P. shares voting and investment power.

(6) Peter H. Huizenga has been a Director of the Company since June 5, 1997.

(7) Includes 115,942 shares of Common Stock issuable from time to time upon conversion of the Series A Preferred Stock calculated using a conversion price of $8.625 per share of Common Stock and 10,000 shares issuable upon exercise of options granted pursuant to the Anicom, Inc. Directors Stock Option Plan. Excludes 347,826 shares held by the Peter H. Huizenga Testamentary Trust and 14,492 shares held by each of the Betsy Huizenga Trust, the Greta Huizenga Trust and the Peter Huizenga Jr. Trust for which trusts Mr. Huizenga serves as the sole trustee. Excludes 14,492 shares held by the Timothy Dean Huizenga Trust and 57,971 shares held by Heidi A. Huizenga, with respect to which Mr. Huizenga shares voting and investment power.

(8) Excludes 14,492 shares held by the Timothy Dean Huizenga Trust, for which Heidi Huizenga serves as the sole trustee.

(9) Includes 115,942 shares of Common Stock issuable from time to time upon conversion of the Series A Preferred Stock calculated using a conversion price of $8.625 per share of Common Stock.

(10) Excludes 115,942 shares held by Summer Hill R.T. Enterprises Limited Partnership, with respect to which Summer Hill Partners, L.P. shares investment and voting power.

(11) Excludes 228,866 shares held by Summer Hill Partners, L.P., with respect to which Summer Hill R.T. Enterprises Limited Partnership shares investment and voting power.

(12) Includes 38,724 shares of Common Stock issuable from time to time upon conversion of the Series A Preferred Stock calculated using a conversion price of $8.625 per share of Common Stock.

(13) Includes 38,608 shares of Common Stock issuable from time to time upon conversion of the Series A Preferred Stock calculated using a conversion price of $8.625 per share of Common Stock.

(14) Includes 34,782 shares of Common Stock issuable from time to time upon conversion of the Series A Preferred Stock calculated using a conversion price of $8.625 per share of Common Stock.

(15) Excludes 112,924 shares of Common Stock owned by Summer Hill Partners L.P. with respect to which Summer Hill R.T. Enterprises Limited Partnership shares voting and investment power.

                              PLAN OF DISTRIBUTION

The Selling Stockholders may sell all or a portion of the Shares, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. A Selling Stockholder may elect to engage a broker or dealer to effect sales in one or more of the following transactions:
(a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers and dealers engaged by Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to such Selling Stockholder. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares commissions as described above.

The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in sales of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Company is required to pay all of the expenses incident to the offering and sale of the Shares, other than fees and expenses to the extent the Company is prohibited by applicable Blue Sky laws from paying for or on behalf of Purchasers. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


                          DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock").

Common Stock

Of the 60,000,000 shares of Common Stock authorized, 15,811,105 shares were outstanding as of June 30, 1997. Subject to the rights of holders of Preferred Stock, the holders of outstanding shares of Common Stock are entitled to share ratably in dividends declared out of assets legally available therefor at such time and in such amount as the Board of Directors may from time to time lawfully determine. Each holder of Common Stock is entitled to one vote for each share held, and the holders of Common Stock are not entitled to cumulative voting rights. Subject to the rights of holders of any outstanding Preferred Stock, upon liquidation, dissolution or winding up of the Company, any assets legally available for distribution to shareholders as such are to be distributed ratably among the holders of the then outstanding Common Stock. All shares of Common Stock currently outstanding are and all shares of Common Stock offered hereby, when duly issued and paid for will be, fully paid and nonassessable, not subject to redemption and assessment and without conversion, preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of any class or series of securities convertible into stock of any class or series. The Common Stock is listed on the Nasdaq National Market.

Preferred Stock

The Company's Amended and Restated Certificate of Incorporation provides for an authorized class of undesignated Preferred Stock consisting of 1,000,000 shares. This Preferred Stock may be issued at the direction of the Board of Directors, without shareholder approval, in series from time to time with such designations, relative rights, priorities, preferences, qualifications, limitations and restrictions thereon, to the extent that such are not fixed in the Company's Amended and Restated Certificate of Incorporation, as the Board of Directors determines. The rights, preferences, limitations and restrictions of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The Board of Directors may authorize the issuance of Preferred Stock which ranks senior to the Common Stock with respect to the payment of dividends and the distribution of assets on liquidation. In addition, the Board of Directors is authorized to fix the limitations and restrictions, if any, upon the payment of dividends on Common Stock to be effective while any shares of Preferred Stock are outstanding. The Board of Directors, without shareholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock to certain holders under certain circumstances may have the effect of delaying, deferring or preventing a change in control of the Company.

Series A Preferred Stock

Of the 1,000,000 shares of Preferred Stock authorized for issuance by the Company, 27,000 shares have been designated as Series A Preferred Stock, all of which are issued and outstanding.

The holders of the Series A Preferred Stock are entitled to receive cumulative preferential dividends on the Liquidation Preference (as defined below) commencing on the date of issuance ("Issuance Date") at the rate of: (i) 5% per annum during the first five years commencing on the Issuance Date; and (ii) 15% per annum during the years commencing on the fifth anniversary of the Issuance Date. Accrued dividends are payable quarterly, in arrears, in cash or in registered shares of the Company's Common Stock, at the Company's option, valued at the then applicable Average Trading Price (as defined below) ending on the day prior to the date of issuance of such shares. The Liquidation Preference of the Series A Preferred Stock is $1,000.00 per share plus any accrued and unpaid dividends. Average Trading Price means the average closing price of the Common Stock on the Nasdaq National Market for the ten-day period ending one day prior to the relevant date of determination.

The holders of Series A Preferred Stock have the right to convert at any time all or a portion of the Series A Preferred Stock, together with any accrued and unpaid dividends, into Common Stock at a conversion price of $8.625 per share ("Conversion Price"); provided that if the Average Trading Price as of May 23, 1999 is less than $8.625, then the Conversion Price will thereafter be adjusted downward, but never upward, to equal the greater of the Average Trading Price or $6.00. The Conversion Price of the Series A Preferred Stock is subject to proportional adjustment for (a) any subdivision or combination of the Common Stock and (b) upon the issuance by the Company of its securities at a price that is less than the Conversion Price.

The Series A Preferred Stock may also be subject to mandatory conversion as described below. The outstanding shares of Series A Preferred Stock will be deemed to have been converted into shares of Common Stock at the Conversion Price automatically, upon the following terms and conditions: (i) if, at any time during the first year following the Issuance Date, the Average Trading Price of the Common Stock is at least 130% of the Conversion Price, then 33-1/3% of the then outstanding Series A Preferred Stock will convert into Common Stock, such conversion to be allocated pro rata among the holders thereof; (ii) if, at any time during the two years following the Issuance Date, the Average Trading Price of the Common Stock is equal to or exceeds 160%, then 66-2/3% of the then outstanding Series A Preferred Stock will convert into Common Stock, such conversion to be allocated pro rata among the holders thereof; (iii) 100% of the Series A Preferred Stock will convert into Common Stock if the Average Trading Price of the Common Stock is equal to or exceeds (A) 190% of the Conversion Price during the two years following the Issuance Date, (B) 140% during the third year following the Issuance Date, (C) 150% during the fourth year following the Issuance Date, or (D) 175% during the fourth year following the Issuance Date. Notwithstanding the foregoing, no mandatory conversion will occur unless the shares of Common Stock to be issued have been registered under the Securities Act and listed for trading on the principal securities exchange or trading market where the Company's Common Stock is then listed or traded.

At any time after the fifth (5th) anniversary of the Issuance Date, the Company, at its option, may redeem all, but not less than all, of the then outstanding shares of Series A Preferred Stock for an amount equal to the Liquidation Preference as of the effective date of such redemption ("Redemption Price"). The Redemption Price may be paid, at the Company's option, either in cash or registered shares of Common Stock valued at ninety percent (90%) of the Average Trading Price as of the effective date of such redemption.

On matters subject to voting by holders of the Common Stock, holders of Series A Preferred Stock have the right vote together with the holders of Common Stock, on an as converted basis at the then applicable Conversion Price, as one class. The holders of Series A Preferred Stock do not have the right to vote as a separate class other than with respect to any proposed amendment to the terms and conditions of the Series A Preferred Stock that would be adverse to such holders.

Delaware Law and Certain Corporate Provisions

The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless either (i) prior to the date at which the stockholder became an interested stockholder the Board of Directors approved either the business combination or the transaction in which the person becomes an interested stockholder, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of the transaction in which the stockholder becomes an interested stockholder or
(iii) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of the stockholders (and not by written consent) held on or subsequent to the date of the business combination. An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset based transactions and other transactions resulting in a financial benefit to the interested stockholder.

The Company's Amended and Restated Certificate of Incorporation and Bylaws contain a number of provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of the Company. These provisions include (a) the classification of the Board of Directors into three classes, each class serving for staggered three year terms; (b) elimination of stockholder action by written consent; (c) the authority of the Board to issue series of Preferred Stock with such voting rights and other powers as the Board of Directors may determine;
(d) the requirement that the Bylaws may only be amended (other than by the Board of Directors) by the vote of greater than 66 2/3% of the votes entitled to be cast generally by the outstanding Common Stock; (e) the requirement that the provision in the Amended and Restated Certificate of Incorporation creating the classified board may only be amended by the vote of at least 66 2/3% of the votes entitled to be cast generally in the election of directors; and (f) notice requirements in the Bylaws relating to nominations to the Board of Directors and to the raising of business matters at stockholder meetings.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank, located in Chicago, Illinois.


                                  LEGAL MATTERS

Certain legal matters with respect to the validity of the Shares will be passed upon for the Company by Katten Muchin & Zavis, a partnership including professional corporations, located in Chicago, Illinois.


                                     EXPERTS

The consolidated financial statements of the Company appearing in the Company's Annual Report on Form 10-KSB for the years ended December 31, 1996 and 1995, the financial statements of Northern Wire & Cable, Inc. appearing in the Company's Current Report on Form 8-K/A (Amendment No. 2), dated May 23, 1996, and the financial statements of Norfolk Wire & Electronics, Inc. appearing in the Company's Current Report on Form 8-K/A (Amendment No. 2), dated November 5, 1996, have been audited by Coopers & Lybrand L.L.P. independent accountants, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

===========================================       =============================

No dealer, salesperson or other person
has been authorized to give any information
or to make any representations other than
those contained in this Prospectus, and if
given or made, such information and
representations must not be relied upon as
having been authorized by the Company or
the Selling Shareholders.   This Prospectus            LOGO
does not constitute an offer, or a                [GRAPHIC   Anicom, Inc.
solicitation of an offer to buy the shares         EXCLUDED] Multimedia Wiring
by anyone in any jurisdiction in which such                   Systems
offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Under no circumstances shall the delivery of this Prospectus or any sale made pursuant to this Prospectus, create any implication that the information contained in this Prospectus is correct as of any time subsequent to the date of this Prospectus.


TABLE OF CONTENTS                                      5,041,967 Shares
                                                       of Common Stock
                                  Page

AVAILABLE INFORMATION.............  2

INCORPORATION OF CERTAIN
  DOCUMENTS BY REFERENCE..........  3

RISK FACTORS......................  4

RECENT DEVELOPMENTS...............  7

USE OF PROCEEDS...................  8             ________________________

SELLING STOCKHOLDERS..............  9                    PROSPECTUS

PLAN OF DISTRIBUTION.............. 11             ________________________

DESCRIPTION OF CAPITAL STOCK...... 12

LEGAL MATTERS..................... 15                  July __, 1997

EXPERTS........................... 15


===========================================       =============================

                                     PART II
                     INFORMATION-NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution

Set forth below is an estimate of the approximate amount of fees and expenses (other than underwriting commissions and discounts) payable by the Company in connection with the issuance and distribution of the Common Stock pursuant to the Prospectus contained in this Registration Statement. The Company will pay all of these expenses.

                                                                 Approximate
                                                                    Amount
                                                                 ------------

Securities and Exchange Commission registration fee.............. $  18,335
Accountants fees and expenses....................................     5,000
Blue Sky fees and expenses.......................................     5,000
Legal fees and expenses..........................................    20,000
Miscellaneous expenses...........................................     1,665
                                                                 ------------
  Total.......................................................... $  50,000
                                                                 ============

Item 15.          Indemnification of Directors and Officers

Article 12 of the Company's Amended and Restated Certificate of Incorporation provides that the Company shall indemnify its directors to the full extent permitted by the General Corporation Law of the State of Delaware and may indemnify its officers and employees to such extent, except that the Company shall not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (ii) for any amounts paid in settlement of an action indemnified against by the Company without the prior written consent of the Company. The Company has entered into indemnity agreements with each of its directors. These agreements may require the Company, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors, to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification and to obtain directors' liability insurance if available on reasonable terms.

In addition, Article 12 of the Company's Amended and Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or
(iv) for any transaction  from which the director  derives an improper  personal
benefit.         PROSPECTUS         Reference         is         made         to
Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

The Company has obtained a directors' and officers' liability insurance policy which entitles the Company to be reimbursed for certain indemnity payments it is required or permitted to make to its directors and officers. July __, 1997 The Company has agreed to indemnify the Selling Stockholders and the Selling Stockholders have agreed to indemnify the Company and its directors, its officers, and certain control persons against certain liabilities and expenses incurred in connection with the Registration Statement, including with respect to their respective obligations under the Securities Act.

Item 16.  Exhibits and Financial Statement Schedules

3.1*         Restated Certificate of Incorporation of the Company.
3.2*         Restated Bylaws of the Company.
3.3**        Certificate of Amendment of Restated Certificate of Incorporation
               of the Company dated September 25, 1996.
3.4          Certificate of Amendment of Restated Certificate of Incorporation
               of the Company dated June 2, 1997.
4.1*         Specimen Common Stock Certificate.
4.2***       Certificate of Designations, Preferences and Rights of Series A
               Convertible Preferred Stock.
4.3****      Series A Convertible Preferred Stock Purchase Agreement dated May
               20, 1997 by and among the Company and the purchasers listed on Exhibit A thereto.
4.4****      Stockholders' Agreement dated May 23, 1997 among the Company, Scott
               C. Anixter and each of the purchasers listed on the signature page thereto.
5            Opinion of Katten Muchin & Zavis as to the legality of the securities being registered (including consent).
23.1         Consent of Coopers & Lybrand L.L.P.
23.2         Consent of Katten Muchin & Zavis (contained in its opinion filed as
               Exhibit 5 hereto).
24           Power of Attorney (included on the signature page of this
               Registration Statement).

__________________
* Incorporated by reference to the same Exhibit number of the Company's Registration Statement on Form SB-2, as amended (Registration Statement No. 33-87736C).
**      Incorporated by reference to the same Exhibit number of the Company's
          Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996.
***     Incorporated by reference to Exhibit 99.2 of the Company's Current
          Report on Form 8-K dated May 22, 1997.
****    Incorporated by reference to Exhibits 10.19 and 10.20 of the Company's
          Current Report on Form 8-K dated May 30, 1997.

Item 17.  Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offer therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in thee successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, and State of Illinois on the 2nd day of July, 1997.

                           ANICOM, INC.

                           By:      /s/ SCOTT C. ANIXTER
                                    Scott C. Anixter
                                    Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

Each person whose signature appears below hereby  constitutes and appoints Scott
C. Anixter and Donald C. Welchko, and both of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

          Signature                          Title                      Date
---------------------------   ------------------------------------  ------------

                              Chairman and Chief Executive          July 2, 1997
/s/ SCOTT C. ANIXTER          Officer (Principal Executive Officer)
---------------------------
Scott C. Anixter

/s/ ALAN B. ANIXTER           Chairman of the Board                 July 2, 1997
---------------------------
Alan B. Anixter

                              President, Chief Operating Officer
/s/ CARL E. PUTNAM            and a Director                        July 2, 1997
---------------------------
Carl E. Putnam

                              Vice President, Chief Financial
                              Officer and a Director (Principal
/s/ DONALD C. WELCHKO         Financial and Accounting Officer)     July 2, 1997
---------------------------
Donald C. Welchko

                              Senior Executive Vice President       July 2, 1997
/s/ ROBERT BRZUSTEWICZ, SR.   and a Director
---------------------------
Robert Brzustewicz, Sr.


/s/ WILLIAM R. ANIXTER        Director                              July 2, 1997
---------------------------
William R. Anixter

/s/ PETER HUIZENGA            Director                              July 2, 1997
---------------------------
Peter Huizenga


/s/ IRA J. KAUFMAN            Director                              July 2, 1997
---------------------------
Ira J. Kaufman

/s/ THOMAS J. REIMAN          Director                              July 2, 1997
---------------------------
Thomas J. Reiman



/s/ MICHAEL SEGAL             Director                              July 2, 1997
---------------------------
Michael Segal

/s/ LEE B. STERN              Director                              July 2, 1997
---------------------------
Lee B. Stern
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